Exhibit 99.1

MEDIA RELEASE

American Campus Communities Provides Interim Update, Highlights Leasing Results Above the High-End of Prior Guidance Range and Increases FFOM per share Guidance

Austin, TX, October 4, 2021 – American Campus Communities, Inc. (NYSE: ACC), the nation’s largest owner and manager of high-quality student housing properties, today provided an interim update in connection with the company’s participation in the 2021 National Multifamily Housing Council (NMHC) Student Housing Conference. The company announced an extremely successful completion of the Fall 2021 lease-up, producing occupancy and rental revenue growth above the high end of its previously provided guidance range. Based upon this better than anticipated completion to the leasing season, the company now expects to deliver FFOM per fully diluted share of $2.04 to $2.12 for the year ended December 31, 2021. This represents an increase of $0.08, or 4.0 percent, per fully diluted share at the midpoint, as compared to prior FFOM guidance of $1.93 to $2.07 per fully diluted share.

Academic Year 2021-2022 Leasing Results

As of September 30, 2021, the company’s 2021 and 2022 same store portfolios were 95.8 percent leased with 3.3 and 3.8 percent average rental rate growth over the prior year, respectively. This compares to the company’s previously provided expectations of 92.0 to 94.0 percent leased with 2.5 to 3.0 and 3.0 to 3.5 percent average rental rate growth for the 2021 and 2022 same store portfolios, respectively. Additional details regarding the company’s 2021-2022 academic year leasing results are included in Table 1.

“We are very pleased to have driven a strong finish to the lease-up, with significant activity continuing into August and September, which produced opening academic year revenue growth of over 8 percent and allowed us to increase our guidance midpoint by 4 percent,” said Bill Bayless, American Campus Communities CEO. “Our sector is experiencing substantial tailwinds and appears to have almost entirely recovered from the impacts of COVID. Nearly all universities across the country have resumed in-person academic and social activities. According to RealPage, national student housing occupancy has returned to pre-pandemic levels and new supply is projected to continue to trend downward, with Fall 2022 expected to represent the lowest levels of new student housing beds delivered in more than a decade. These recent trends, including strong demand and low supply, underpin our confidence in the unique value of our portfolio as well as our ability to generate near and long-term shareholder value.”

2021 Outlook

The company is increasing its 2021 outlook primarily to reflect the completion of the Fall 2021 lease-up and anticipated results for the remainder of the year. Based upon these and other factors, management expects that 2021 FFO will be in the range of $2.06 to $2.14 and FFOM will be in the range of $2.04 to $2.12 per fully diluted share, respectively.
“After successfully managing through the disruption caused by the pandemic, we are very excited that the company is positioned to grow 2021 earnings by as much as 3 to 7 percent over 2020,” said Daniel Perry, American Campus Communities CFO. “Even more importantly, with such a successful completion to our Fall 2021 lease-up, we believe net operating income will return to pre-pandemic levels by the fourth quarter of this year, which should translate into significant earnings growth in 2022. Based on our strong recent results and expectations for a favorable operating environment, we are confident in our ability to fund our business through continued strategic capital recycling and free cash flow generation. And finally, we believe FFOM per share growth in the 12-15 percent range is achievable in 2022, and look forward to providing formal guidance when we release our fourth quarter and full year earnings results early next year.”
A reconciliation of the range provided for projected net income to projected FFO and FFOM for the year ended December 31, 2021 is included in Table 2. The company has not sold any shares through its At-The-Market share offering program since its second quarter earnings call in July.
All guidance is based on the current expectations and judgment of the company's management team.

Non-GAAP Financial Measures

The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes other items, as we determine in good faith, that do not reflect our core operations on a comparative basis. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2021, American Campus Communities owned 166 student housing properties containing approximately 111,900 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 205 properties with approximately 141,300 beds. Visit www.americancampus.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. These risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward looking-statements include those related to the COVID-19 pandemic, about which there are still many unknowns, including the duration of the pandemic and the extent of its impact, and those discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our preleasing activity or expected full year 2021 operating results, whether as a result of new information, future events, or otherwise. The information contained on our website is not a part of this release.

Table 1
American Campus Communities, Inc. and Subsidiaries
Portfolio Overview 1

					Rental Revenue per
		Leasing Status as of		Fall 2021	Leased Bed for
Property Type	Design	September 30,		Final Rental	Academic Year [2]
	Beds	2021	2020	Rate Change	2021 / 2022	2020 / 2021

2021 Same Store Owned Properties	95,351	95.8%	90.3%	3.3%	$812	$786

2022 New Same Store Owned Properties [3]	856	93.8%	40.8%	20.0%	$1,467	$1,223

2022 Same Store Owned Properties	96,207	95.8%	89.9%	3.8%	$818	$788

Academic Year 2021-2022 Seasonality Note:
As noted on recent earnings calls, the company experienced significantly elevated levels of spring and summer-term leasing during the first half of 2021, as compared to pre-pandemic levels. Given the 2021-2022 academic year lease-up resulted in occupancy approaching pre-pandemic levels, the company anticipates spring and summer-term leasing will return to pre-pandemic levels in 2022. As a result, primarily due to the positive effects the elevated spring and summer leasing had on same store revenue growth during the first and second quarter 2021 comparable periods, the company anticipates that same store revenue growth will moderate from approximately 8.0% in the fourth quarter of 2021 to a range of 6.75-7.75% and 5.0-6.0% for the first and second quarters of 2022, respectively.

Note: The same store groupings presented above represent properties owned and operating for two full calendar year periods, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of the current period-end. The groupings include the full operating results of properties owned through joint ventures in which the company has a controlling financial interest and which are consolidated for financial reporting purposes.
1.Represents leasing results for the 2021-2022 academic year as of September 30, 2021, as compared to prior academic year occupancy and rental rates as of September 30, 2020.
2.Represents average rental revenue per leased bed for the academic years presented. For the 2020-2021 academic year, rental revenue per leased bed includes the effects of on-campus rent refunds and rent relief under the company’s Resident Hardship Program.
3.Does not include completed phases of the Disney College Program project. All phases of the Disney College Program project will be included in our same store results as one property beginning in 2025 once all ten phases have been completed and operating for two full calendar years.

Table 2
American Campus Communities, Inc. and Subsidiaries
2021 Outlook Summary 1
(dollars in thousands, except share and per share data)

	Prior Guidance		Current Guidance
	Low	High	Low	High

Net income	$10,400	$29,900	$25,600	$36,700
Noncontrolling interests' share of net loss	(3,300)	(3,300)	(2,800)	(2,800)

Joint Venture ("JV") partners' share of FFO
JV partners' share of net loss	3,500	3,500	3,000	3,000
JV partners' share of depreciation and amortization	(7,700)	(7,700)	(7,700)	(7,700)
	(4,200)	(4,200)	(4,700)	(4,700)

Total depreciation and amortization	273,600	273,600	273,600	273,600
Corporate depreciation	(3,100)	(3,100)	(3,100)	(3,100)
FFO	273,400	292,900	288,600	299,700

Elimination of operations from on-campus participating properties ("OCPP")	(11,000)	(11,000)	(11,200)	(11,200)
Contribution from OCPPs	3,100	3,100	3,100	3,100
Elimination of litigation settlement expense [2]	2,000	2,000	2,000	2,000
Stockholder engagement and other proxy advisory costs [3]	900	900	900	900
Executive retirement charges [4]	2,600	2,600	2,600	2,600
FFOM	$271,000	$290,500	$286,000	$297,100

Net income per share - diluted	$0.07	$0.21	$0.18	$0.26

FFO per share - diluted	$1.95	$2.09	$2.06	$2.14

FFOM per share - diluted	$1.93	$2.07	$2.04	$2.12

Weighted-average common shares outstanding - diluted	140,214,200	140,214,200	140,214,200	140,214,200

1.Refer to Item 7 in the company's Form 10-K for the year ended December 31, 2020 for detailed definitions of FFO and FFOM. The company believes that the financial results for the year ending December 31, 2021 may be affected by a number of factors. Such factors include:
•national and regional economic trends and events;
•the level of lease terminations, rent refunds, and/or abatements granted to student and commercial tenants;
•economic hardship experienced by student and commercial tenants and its ultimate effect on rent collections and thus the provision for uncollectible accounts;
•the amount of leasing and related fees earned for the 2022-2023 academic year, which is affected by the timing and velocity of the company’s leasing process;
•canceled or delayed third-party development projects;
•reduced revenues at our third-party managed properties resulting in reduced third-party management fee income;
•the impact of any stimulus payments that may be received by the company, our tenants, and/or our University partners under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) and any future similar governmental actions;
•any increase in, or reduction to, operating expenses as a result of COVID-19;
•the timing and amount of any acquisitions, dispositions or joint venture activity;
•interest rate risk;
•the timing of commencement and completion of construction on owned development projects;
•university enrollment, funding and policy trends;
•the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;
•the outcome of legal proceedings arising in the normal course of business; and
•the finalization of property tax rates and assessed values in certain jurisdictions.
2.Represents expenses associated with the actual or estimated settlements of litigation matters that are included in general and administrative expenses in the accompanying consolidated statements of comprehensive income.
3.Represents consulting, legal, and other related costs incurred in relation to stockholder engagement activities in preparation for the company’s 2021 annual stockholders' meeting.
4.Represents accelerated amortization of unvested restricted stock awards due to the retirement of the company's President in August 2021.

AT THE COMPANY
Ryan Dennison
Investor Relations
(512) 732-1000